Exhibit 5.1

April 17, 2024

Board of Directors of Ameri Metro Inc

Mr. Shah Mathias, CEO

Topic: Ameri Metro Inc.

Since management didn’t provide financials for the period ended October 31, 2022 we couldn’t perform a review for the financials.

Elkana Amitai

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